Exhibit 10.5

July 12, 2024

MeetKai, Inc.

4136 Del Rey Avenue, Suite 640

Marina Del Rey, CA 90262

Re: Various Agreements by and between RiskOn International, Inc. (“ROI”) and MeetKai, Inc. (“MeetKai”)

Dear Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is being entered into in connection with, and as a condition to, the parties’ execution and delivery of the (i) Master Services Agreement, dated as of July 12, 2024 (the “MSA”), by and between ROI and MeetKai, (ii) the Statement of Work #1 to the MSA, dated as of July 12, 2024 (the “SOW #1”), (iii) the Development Agreement, dated as of July 12, 2024 (the “DA”), by and between ROI and MeetKai and (iv) the Statement of Work #1 to the DA, dated as of July 12, 2024 (the “SOW #2”, and together with SOW #1, the “SOWs”). pursuant to which MeetKai has agreed to license to ROI the Platform in the Territory and to develop the Interface incorporating the Platform. The MSA, SOW #1, the DA and SOW #2 are collectively referred to as the “Transaction Documents”). Capitalized terms used herein but not otherwise defined shall have the meaning given to such terms in the SOWs (and if not defined in the SOWs, then the MSA or DA, as applicable).

To induce the parties to enter into the Transaction Documents, ROI and MeetKai hereby agree as follows:

1.       Maximum Cap on Fees. Until such time as ROI achieves Financial Stability, in no event shall ROI be liable to pay MeetKai more than an aggregate of $500,000 (the “Monthly Minimum”) in any calendar month for all fees, costs and expenses due under the Transaction Documents (collectively, the “Fees and Expenses”). All Fees and Expenses due under the Transaction Documents that are in excess of the Monthly Minimum (the “Accrued Fees and Expenses”) shall accrue (without penalty or interest) and not be payable until such time as ROI achieves Financial Stability. For purposes of this Letter Agreement, “Financial Stability” shall mean such time, as determined by ROI in its good faith, that ROI has sufficient funds, from raising capital (equity, debt or a combination thereof), generating income (over a period of time to reasonably believe such amounts will continue), or a combination thereof, that it anticipates being able pay all Fees and Expenses on the Transaction Documents for the next 12 months. Once ROI determines that it has achieved Financial Stability, then ROI shall pay to MeetKai all the Accrued Fees and Expenses in twelve (12), equal monthly payments (for clarity, together with any other ongoing Fees and Expenses due to MeetKai under the Transaction Documents).

2.       No Breach or Stop Work. MeetKai acknowledges and agrees that so long as ROI is making the Monthly Minimum payment and is not in breach of section 1 of this Letter Agreement, MeetKai shall not have the right to (i) terminate any of the Transaction Documents for failure to pay any Fees and Expenses or (ii) stop or slow down on providing services under the Transaction Documents. Upon identification of a breach of section 1 of this Letter Agreement, MeetKai shall notify ROI in writing. ROI will have sixty (60) days from receipt of notice to cure the breach. If ROI remedies the breach within the cure period, then the breach will be considered cured, and no further action will be necessary. If ROI fails to remedy the breach within the cure period, only then may MeetKai (i) terminate this Letter Agreement, (ii) terminate any of the Transaction Documents for failure to pay any Fees and Expenses, and/or (ii) stop or slow down on providing services under the Transaction Documents

3.       Renegotiation of the Transaction Documents. In the event that ROI is unable to raise $10,000,000 of gross proceeds from raising capital (equity, debt or a combination thereof) within four (4) months from the date of this Letter Agreement, then ROI and MeetKai shall use good faith efforts to renegotiate the terms, conditions, scope and Fees and Expenses of the Transaction Documents. In the event that the parties, having used good faith efforts to reach agreement on revised terms, conditions, scope and Fees and Expenses of the Transaction Documents, fail to reach such agreement within 45 days of the start of such renegotiation period, then either party shall have the right, upon written notice to the other party, to terminate one or more of the Transaction Documents that were not renegotiated, with immediate effect.

RiskOn International, Inc.

11411 Southern Highlands Parkway, Suite 240

Las Vegas, NV 89141

4.       Amendment to Include Social Casino. ROI and MeetKai acknowledge and agree that they are in the process of renegotiating various agreements relating to MeetKai providing services to ROI relating to the Platform and social casino gaming functions (the “Social Casino Agreements”). The parties intend, in conjunction with execution of the Social Casino Agreements, to amend this Letter Agreement to revise the definition of Transaction Documents to include the Social Casino Agreements, without any further changes or edits (specially, to not increase the Monthly Minimum that shall apply in the aggregate to all the Transaction Documents). But failure to execute the Social Casino Agreement will not void, modify, or otherwise affect the Transaction Documents.

5.       General.

(a)       This Letter Agreement may be executed in any number of counterparts each of which shall constitute an original but which together shall constitute one instrument. This Letter Agreement may only be amended by an instrument in writing executed by each of the parties hereto.

(b)       By executing this Letter Agreement, each party represents and warrants to the other party that (i) the representing party has duly authorized the execution, delivery, and performance of this Letter Agreement; (ii) the terms of this Letter Agreement are binding upon and in full force and effect against, the representing party, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights and remedies generally, to general principles of equity and to principles of sovereign immunity; and (iii) the execution, delivery and performance of this Letter Agreement by such representing party does not and will not violate any agreement or arrangement to which it is a party or by which it may be bound, or any order or decree to which such party is subject.

(c)       This Letter Agreement will be binding upon, and will inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.

(d)       This Letter Agreement is deemed a supplement to the Transactions Documents. Notwithstanding any provision of the Transaction Documents to the contrary, to the extent that any provision of the Transaction Documents conflict with the terms of this Letter Agreement, the terms of this Letter Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Letter Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

RISKON INTERNATIONAL, INC.

By:
Name:
Title:

Acknowledged and Agreed as of July 12, 2024

MEETKAI, INC.

By:
Name:
Title:

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